Exhibit (g)(3)

AMENDMENT TO CUSTODIAN AGREEMENT BETWEEN UMB BANK, N.A. AND

WADDELL & REED ADVISORS FUNDS

THIS AMENDMENT (the “Amendment”), dated as of August 31, 2011, is between Waddell & Reed Advisors Funds, a Delaware statutory trust (the “Trust”) and UMB Bank, N.A. (the “Custodian”).

WHEREAS, the Trust, on its own behalf and on behalf of one or more of its series, and Custodian have entered into one or more Custodian Agreements, each as may have been amended and restated from time to time (each, an “Agreement”); and

WHEREAS, the Trust and the Custodian wish to amend the terms of each Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, it is agreed as follows:

1. This amendment to the Agreement (the “Amendment”) amends the terms of the Agreement. Except as specifically set forth in this Amendment, nothing herein shall be deemed to modify, limit, restrict, amend or supersede the terms of the Agreement, and the Trust and its series (each, a “Fund” and collectively, the “Funds”) and the Custodian shall be and remain entitled to all of the rights, indemnities, powers, and protections in their favor under the Agreement. Capitalized terms used in this Amendment have the meaning set forth in the Agreement.

2. Section 2.28 of the Agreement (captioned “Overdraft Facility”) is hereby deleted in its entirety and is replaced by the following:

2.28. Overdraft Facility. In the event that the Custodian is directed by Proper Instructions to make any payment or transfer of funds on behalf of a Fund for which there would be, at the close of business on the date of such payment or transfer, insufficient funds held by the Custodian on behalf of the Fund, the Custodian may, in its sole discretion, provide an overdraft (“Overdraft”) to the Fund in an amount sufficient to allow the completion of such payment provided that UMB will notify Fund immediately if UMB determines it will not cover an Overdraft. Any Overdraft provided hereunder: (a) shall be payable on the next business day, unless otherwise agreed to by the Fund and the Custodian; and (b) shall accrue interest from the date of the Overdraft to the date of payment in full by the Fund at a rate agreed upon in writing, from time to time, by the Custodian of the Fund. The purpose of such Overdrafts is to temporarily finance extraordinary or emergency expenses not reasonably foreseeable by the Fund. The Custodian shall immediately notify the Fund in writing (“Overdraft Notice”) of any Overdraft by facsimile transmission or in such other manner as the Fund and the Custodian may agree in writing.

3. The following Section 2.29 is inserted into the Agreement:

2.29. Security Interest. To secure the due and prompt payment of all Overdrafts, together with any taxes, charges, fees, expenses, assessments, obligations, claims or liabilities incurred by the Custodian on behalf of a Fund in connection with its performance of any duties under this Agreement (collectively, “Liabilities”), except for any Liabilities arising from the

Custodian’s negligence or willful misconduct, each Fund grants to the Custodian a security interest in all of that particular Fund’s securities and other Assets now or hereafter in the possession of the Custodian and all proceeds thereof, excluding, however, Assets segregated in a segregated account as set forth in Section 2.24 hereof (collectively, the “Collateral”). The Fund shall promptly reimburse the Custodian for any and all such Liabilities. In the event that a Fund fails to satisfy any of the Liabilities as and when due and payable, the Custodian shall have in respect of the Collateral, in addition to all other rights and remedies arising hereunder or under local law, the rights and remedies of a secured party as provided under the Uniform Commercial Code in existence at the time the Fund fails to satisfy any of the Liabilities. Without prejudice to the Custodian’s rights under applicable law, the Custodian shall be entitled, beginning on the fifth (5th) business day after the Fund has received a notice (including an Overdraft Notice), to withhold delivery of any Collateral, sell, set-off, or otherwise realize upon or dispose of any such Collateral and to apply the money or other proceeds and any other monies credited to the Fund in satisfaction of any Liabilities for which the Custodian has not been reimbursed. This includes, but is not limited to, any interest on any such unpaid Liability as the Custodian deems reasonable, and all costs and expenses (including reasonable attorney’s fees) incurred by the Custodian in connection with the sale, set-off or other disposition of such Collateral. The Custodian shall promptly notify the appropriate Fund of any action to withhold delivery of any Collateral, sell, set-off, or otherwise realize upon or dispose of any such Collateral no later than the business day following such action.

4. All other terms and conditions of the Agreement, together with any amendments or supplements which may have been signed prior to the date of this Amendment, shall remain in effect. This Amendment shall become effective on September 1, 2011.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or duly authorized representatives as of the date first set forth above.

Waddell & Reed Advisors Funds

By:	/s/ Mara D. Herrington
Name:	Mara D. Herrington
Title:	Vice President

UMB Bank, N.A.

By:	/s/ Bonnie L. Johnson
Name:	Bonnie L. Johnson
Title:	Vice President